Exhibit 3.3
At the Annual Meeting of the Shareholders of Forest City Enterprises, Inc. (the “Corporation”) held on June 16, 2010, the Shareholders approved the amendment of Section A of Article IV of the Corporation’s Amended Articles of Incorporation to increase the Corporation’s authorized shares. On June 25, 2010 the Corporation filed a Certificate of Amendment by Shareholders with the Secretary of State of Ohio to reflect the meeting of the Shareholders and the amendment and restatement of Section A of Article IV to read in its entirety as follows:
ARTICLE IV
CAPITAL STOCK
A. AUTHORIZED SHARES
The number of shares which the Corporation is authorized to have issued and outstanding is 447,000,000 shares, consisting of 371,000,000 shares of Class A Common Stock with a par value of $.33-1/3 per share (hereinafter designated “Class A Common Stock”), 56,000,000 shares of Class B Common Stock with a par value of $.33-1/3 per share (hereinafter designated “Class B Common Stock”), and 20,000,000 shares of Preferred Stock without par value (hereinafter designated “Preferred Stock”).